Exhibit 21.1
PNNT
The following lists sets forth each of our subsidiaries.

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark SBIC LP (Delaware)	100	% (1)
PennantPark GP, LLC (Delaware)	100%
PNNT Alabama Holdings Inc. (Delaware)	100	% (2)

(1)	The entity is directly owned 99% by us and 1% by PennantPark GP, LLC, which is effectively wholly-owned by us.
(2)	This entity is non-operational.

PFLT
The following lists sets forth each of our subsidiaries.

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark Floating Rate Funding, I LLC (Delaware)	100%
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